Exhibit 5.1

January 17, 2012

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, CA 94404

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SuccessFactors, Inc., a Delaware corporation (“SuccessFactors” or the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on or about January 17, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 125,980 shares of SuccessFactors’ Common Stock (the “Shares”) subject to issuance by SuccessFactors upon the exercise of stock options (the “Options”) granted under the Jobs2Web Inc. 2006 Stock Option Plan (the “Plan”), which Options have been assumed by SuccessFactors in accordance with the terms of an Agreement and Plan of Merger, dated as of December 5, 2011, by and among SuccessFactors, a wholly-owned subsidiary of SuccessFactors, Jobs2Web Inc. and the Stockholders’ Agents (the “Merger Agreement”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	SuccessFactors’ Restated Certificate of Incorporation, certified by the Delaware Secretary of State on November 26, 2007;

(2)	SuccessFactors’ Amended and Restated Bylaws, certified by the Company’s Secretary on March 22, 2011;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State on December 9, 2011 (collectively, the “Ancillary Agreements”);

January 17, 2012

(6)	Minutes of meetings and actions by written consent of the SuccessFactors Board of Directors and stockholders at which, or pursuant to which, the Restated Certificate of Incorporation and Amended and Restated Bylaws were approved;

(7)	Minutes of a meeting of the SuccessFactors’ Board of Directors held on December 4, 2011 relating to approval of the Merger Agreement and assumption of the Options that have been furnished to us by the Company;

(8)	the stock records that SuccessFactors has provided to us (consisting of (i) a report from the Company’s transfer agent as of January 12, 2012 and (ii) a summary report from SuccessFactors as of January 13, 2012 of outstanding options to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future);

(9)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware, dated January 13, 2012;

(10)	the Plan, and the forms of agreements thereunder; and

(11)	a Management Certificate addressed to us and dated of even date herewith executed by SuccessFactors containing certain factual and other representations (the “Management Certificate”), including as to the number of (i) outstanding shares of capital stock, (ii) outstanding options, warrants and rights to purchase capital stock, (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of SuccessFactors or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of SuccessFactors to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

January 17, 2012

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 125,980 Shares that may be issued and sold by the Company upon the exercise of the Options, when issued, sold and delivered in accordance with the Plan, the forms of agreements thereunder, and in the manner and for the consideration stated in the Registration Statement and Prospectus will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ FENWICK & WEST LLP